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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of Manning & Napier Fund, Inc. (File No. 2-92633) of our reports each dated November 19, 1996 appearing in the annual reports to shareholders for the year ended October 31, 1996, of the Defensive Series, Tax Managed Series and Maximum Horizon Series and for the ten month period ended October 31, 1996, of Blended Assets Series I, Blended Assets Series II, Flexible Yield Series I, Flexible Yield Series II and Flexible Yield Series III, and to all references to our firm included in this Registration Statement.

DELOITTE & TOUCHE LLP


Boston, Massachusetts
October 20, 1997